EXHIBIT 99.1

ASHFORD INC.
FIRST QUARTER CONFERENCE CALL
May 6, 2016, 11:00 am CT
Chairperson: Monty Bennett (Mgmt.)

Participant 1:
Hey guys, long time no talk. Just a couple quick ones here. First of all with regards to Ashford Prime you guys announced that you’re selling four of the I guess 12 assets from Ashford Prime. You know, any thoughts what you’re - what Ashford Inc. is going to try to get out of that negotiation to give them a waiver for selling those assets?

Monty Bennett:	That is being done by the lead directors of each one. And in fact some of those negotiations are going on today so I couldn’t tell you what it’s going to be but...

Participant 1:	But could you give us some type of examples of things that Ashford Inc. might look for? And obviously it’s a negotiation so you’re probably not getting everything?

Monty Bennett:
You know, I think it’d just be hard to say. I might just be misleading people, you know, in one direction or another. I mean they’ve pulled me into those discussions and I give my opinions on things. They just haven’t done that yet. So I’d just be just absolutely guessing at this point. I know you’d like some color but I’d just be misleading.

Participant 1:
Okay and then the second question I had was you also announced that you’d be pulling out of Ashford Inc.’s hedge fund all the equity or the capital that Ashford Prime had in that. What’s the plan for the hedge fund going forward? How much capital will be remaining in there? How much of it would not be tied to the two REIT balance sheet in other words I guess outside capital?

Monty Bennett:	There’s not much outside capital in it now. The $50 million or so that’s being pulled out by Ashford Prime, you know, Ashford Prime and Ashford Trust don’t pay fees on that anyway so it’s not like it affects the economics. So the fund itself will be dropping down. But it’s still in business and still has returns that for its class are attractive so we’re still just slugging away trying to raise some more outside capital. It’s just not that very easy market for hedge funds right now. We’ve launched unfortunately right in the teeth of a very difficult time for hedge funds so we’ll just keep slugging away.

Participant 1:
Yes I think we’re aware of that unfortunately. There was a lot of negative color out of - from Mann Group today as well. Okay that’s really helpful. So I guess it sounds like we shouldn’t really think about any material increases in fees from the hedge fund platform anytime soon. Is that a safe assumption?

Monty Bennett:	I think that’s a safe assumption. If that changes we’ll of course let you know but, you know, for your modeling purposes we’re not modeling that internally.

Participant 1:	Okay great. That’s it for me. Thanks.

END

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